EXHIBIT 99.1

TOMMY ALLEN
6718 Star Ledge Court
Spring, TX 77389

Via hand Delivery

August 21, 2006

Mr. Carl Chase
Chairman, Board of Directors
Elinear, Inc.
2901 W. Sam Houston Parkway
Suite E-300
Houston, TX 77043

RE: NOTIFICATION OF RESIGNATION AS DIRECTOR

Dear Mr. Chase:

In light of my recent termination as Chief Executive Officer of Elinear, Inc. by the Board of Directors on August 16, 2006 - effective at or about 4:30 p.m. that date, at an apparent meeting which I was neither informed of nor had any opportunity to attend, I hereby tender my resignation as Vice Chairman of the board and as a Director of the Corporation to be effective as of that same date and time

This resignation is necessary due to the present problems facing the Corporation which, in my opinion, are not properly handled by existing management and the Board. Any further involvement on my part would be totally incompatible with the fact that my employment has been wrongfully terminated.

I fully expect to be paid for all of the personal loans and advances which I have made to and for the benefit of the Corporation and I also expect to be fully compensated for my wages through the actual date of termination.

Sincerely,

/s/ Tommy Allen
Tommy Allen